Exhibit 5.1

February 6, 2025

Altria Group, Inc.

Philip Morris USA Inc.

6601 West Broad Street

Richmond, Virginia 23230

Altria Group, Inc.

$500,000,000 4.875% Notes due 2028

$500,000,000 5.625% Notes due 2035

Ladies and Gentlemen:

We have acted as special counsel to Altria Group, Inc., a Virginia corporation (the “Company”) and Philip Morris USA Inc., a Virginia corporation and a wholly owned subsidiary of the Company (the “Guarantor”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-275173) (the “Registration Statement”), which was filed by the Company and the Guarantor with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities of the Company, and (ii) the Company’s offering and sale of $500,000,000 aggregate principal amount of its 4.875% Notes due 2028 (the “2028 Notes”) and $500,000,000 aggregate principal amount of its 5.625% Notes due 2035 (the “2035 Notes” and, collectively with the 2028 Notes, the “Notes”). The Notes are fully and unconditionally guaranteed as to the payment of principal, premium and interest by the Guarantor (the “Guarantees”).

The Notes were offered and sold as described in the prospectus, dated October 26, 2023 (the “Base Prospectus”), contained in the Registration Statement, and prospectus supplement, dated February 4, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Notes and Guarantees have been issued under the Indenture, dated as of November 4, 2008 (the “Indenture”), among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee , and were offered and sold to the public in accordance with an Underwriting Agreement, dated as of November 4, 2008 (the “Underwriting Agreement”), which has been incorporated by reference into the Terms Agreement, dated February 4, 2025 (the “Terms Agreement”), by and among the Company, the Guarantor and the several underwriters named on Schedule A to the Terms Agreement.

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Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Indenture;

(d) the global note certificate no. R-1, dated February 6, 2025, representing the 2028 Notes and the global note certificate no. R-1, dated February 6, 2025, representing the 2035 Notes;

(e) the Guarantee Agreement, dated February 6, 2025 (the “2028 Guarantee Agreement”), with respect to the 2028 Notes by the Guarantor;

(f) the Guarantee Agreement, dated February 6, 2025 (the “2035 Guarantee Agreement” and together with the 2028 Guarantee Agreement, the “Guarantee Agreements”), with respect to the 2035 Notes by the Guarantor;

(g) the Underwriting Agreement; and

(h) the Terms Agreement.

The documents referred to in clauses (c) through (h) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document,”

In addition, we have examined and relied upon the following:

(i) a certificate from the Corporate Secretary of the Company certifying as to (A) true and correct copies of the Articles of Amendment to the Restated Articles of Incorporation and Restated Articles of Incorporation of the Company and the Amended and Restated By-Laws of the Company and (B) the resolutions of the Board of Directors of the Company authorizing, among other things, (1) the filing of the Registration Statement and (2) the issuance and sale of the Notes by the Company;

(ii) a certificate from the Secretary of the Guarantor certifying as to (A) true and correct copies of the Articles of Restatement of Amended and Restated Articles of Incorporation of the Guarantor and the Amended and Restated By-Laws of the Guarantor and (B) the resolutions of the Guarantor’s Board of Directors authorizing, among other things, the filing of the Registration Statement and the issuance of the Guarantees;

(iii) a certificate dated January 28, 2025 issued by the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status of the Company in the Commonwealth of Virginia;

(iv) a certificate dated January 28, 2025 issued by the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status of the Guarantor in the Commonwealth of Virginia; and

(v) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the laws of the Commonwealth of Virginia and the laws of the State of New York.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or the Guarantor or authorized representatives thereof, (ii) representations of the Company and the Guarantor set forth in the Subject Documents (if any) and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c) Signatures; Legal Capacity. The signatures of individuals who have signed the Subject Documents are genuine. All individuals who have signed the Subject Documents have the legal capacity to execute such Subject Documents.

(d) Organizational Status, Power and Authority of Certain Parties. All parties to the Subject Documents (other than any individual) (i) are or were, as of the date the Subject Documents were executed and delivered, validly existing and in good standing in their respective jurisdictions of formation, except that no such assumption is made as to the Company or the Guarantor as of the date hereof and (ii) have or had, as of the date the Subject Documents were executed and delivered, the power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company or the Guarantor as of the date hereof.

(e) Authorization, Execution and Delivery of Subject Documents by Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder were, as of the date the Subject Documents were executed and delivered, duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and were, as of the date the Subject Documents were executed and delivered, duly executed and delivered by such parties, except that no such assumptions are made as to the Company or the Guarantor as of the date hereof.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company or the Guarantor as of the date hereof.

(g) Noncontravention. Neither the issuance of the Notes by the Company, the issuance of the Guarantees by the Guarantor nor the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made as to the Company or the Guarantor as to their respective organizational documents as of the date hereof, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made as to the Company or the Guarantor as to any Applicable Law as of the date hereof, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made as to the Company or the Guarantor as to the Subject Documents as of the date hereof.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Notes by the Company, the issuance of the Guarantees by the Guarantor or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company or the Guarantor as of the date hereof.

(i) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes and the Guarantees as contemplated by the Registration Statement and the Prospectus. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents, except for, in the case of the terms of the Indenture, the officers’ certificate establishing the terms of the Notes.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. Each of the Company and the Guarantor is a validly existing corporation under the laws of the Commonwealth of Virginia and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Notes, and the Guarantor has the corporate power and authority to issue the Guarantees.

3. Validity of Debt Securities. The Notes and the Guarantees constitute the valid and binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their terms, under the laws of the State of New York.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of any party, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or Applicable Law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York, to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards), and any agreement regarding the choice of law governing any Subject Document (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

(c) Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Unenforceability of Certain Provisions. Provisions contained in the Subject Documents that require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any of the Subject Documents invalid as a whole.

(e) Choice of State of New York Law and Forum. To the extent that any of our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ McGuireWoods LLP